WHITEWAVE FOODS APPOINTS ANTHONY J. MAGRO TO BOARD OF DIRECTORS

DENVER, Colo. – January 15, 2016 – The WhiteWave Foods Company (NYSE:WWAV) today announced that it has appointed Anthony (Tony) J. Magro to its Board of Directors.

Magro brings decades of leadership experience in the investment and corporate advisory services industry to WhiteWave’s Board of Directors. Magro is a Senior Advisor of Evercore, an independent investment banking advisory firm where he was Senior Managing Director, Corporate Advisory from 2011 to 2015. Prior to this role, he held various positions with Bank of America Merrill Lynch from 2001 to 2011, including Vice Chairman of Global Investment Banking from 2009 to 2011, and Group Head & Managing Director of Global Investment Banking for Banc of America Securities from 2001 to 2009. Magro also headed the Merger & Acquisition Group of Bear, Stearns & Co., and worked in mergers and acquisitions at Kidder, Peabody & Co., and Dillon, Read & Co. from 1980 to 2001.

“Tony will be a strong addition to WhiteWave’s Board of Directors with an extensive background in identifying, evaluating and executing strategic and complex business transactions. He will provide us with valuable insights and experience as we remain focused on maximizing value for our shareholders,” said Gregg Engles, chairman and chief executive officer of The WhiteWave Foods Company.

ABOUT THE WHITEWAVE FOODS COMPANY
The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic produce throughout North America and Europe. The Company also holds a 49% ownership interest in a joint venture that manufactures, markets, distributes, and sells branded plant-based beverages in China. WhiteWave is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly-produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk®, So Delicious® and Vega™ plant-based foods and beverages, International Delight® and LAND O LAKES®* coffee creamers and beverages, Horizon Organic® and Wallaby Organic® premium dairy products and Earthbound Farm® organic salads, fruits and vegetables. Its popular plant-based foods and beverages brands in Europe include Alpro® and Provamel®, and its plant-based beverages in China are sold under the Silk® ZhiPuMoFang® brand. To learn more about WhiteWave, visit www.whitewave.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

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